Exhibit 99.1

Micro Linear Announces First Quarter 2006 Financial Results

          SAN JOSE, Calif., April 20 /PRNewswire-FirstCall/ -- Micro Linear Corporation (Nasdaq: MLIN), a leading digital wireless transceiver supplier, today announced financial results for the first quarter of 2006 ended
March 31, 2006.

          Net revenue for the first quarter of 2006 was $5.2 million, as compared to $4.2 million in the fourth quarter of 2005 and $4.2 million in the first quarter of 2005.

          Gross margin for the first quarter of 2006 was $2.9 million, as compared to gross margin of $1.4 million for the fourth quarter of 2005 and gross margin of $2.2 million for the first quarter of 2005. The gross margin percentage for the first quarter of 2006 was 55 percent of net revenue, as compared to 32 percent in the fourth quarter of 2005 and 52 percent in the first quarter of 2005.  The fourth quarter 2005 gross margin included a charge of $1.0 million for excess inventory.

          Net loss for the first quarter of 2006 narrowed to $95,000, or ($0.01) per share, as compared to the fourth quarter net loss of $1.7 million, or ($0.13) per share, and a net loss for the first quarter of 2005 of $1.5 million, or ($0.12) per share.  Net loss for the first quarter of 2006 included stock based compensation expenses of $74,000 related to the implementation of SFAS123R in the quarter.  Cash and short-term investments totaled $11.5 million at March 31, 2006, compared to $11.1 million as of December 31, 2005 and $15.2 million as of March 31, 2005.

          “We are pleased with the 25 percent revenue increase in the first quarter as it demonstrates the overall strength in our core Digital Cordless Transceiver (DCT) business,” commented Tim Richardson, President and Chief Executive Officer of Micro Linear. “During the quarter, we made significant progress toward completing the development of our next generation PHS product, the ML1905, and expect to offer potential customers sample platforms during May.  We continue to believe a significant opportunity for the Company exists in the PHS market.  Additionally, we remain encouraged by the Wireless Audio segment where we have achieved new design wins, although this segment remains a small portion of our overall business.”

          Mr. Richardson concluded, “Improvements in revenue, gross margin contribution and reduced expenses were meaningful accomplishments during the quarter, and we are encouraged by our potential opportunity in the PHS market.  In an effort to reach our goal of achieving profitability, we remain focused on product development execution and cost containment.”

          First Quarter 2006 and Three Months Ended Financial Results Web Cast/Conference Call:

          Micro Linear will host a Web cast and conference call with the financial community today, April 20, 2006 at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time).  Investors and other interested parties may access the call by dialing (866) 550-6338in the U.S. and (347) 284-6930 outside of the U.S. at least 10 minutes prior to the start of the call.  Additionally, a live audio Web cast will be available through Micro Linear’s Web site at www.microlinear.com.  A telephonic replay will be available from 5:00 p.m. Pacific Time (8:00 p.m. Eastern Time) until Thursday, May 4, 2006.  To access the replay, please dial (888) 203-1112 and international callers may dial (719) 457-0820. Please enter pass code 5384650.

          Forward Looking Statements:

          Except for the historical information contained herein, the statements in this press release, including, but not limited to statements regarding the overall strength in our core Digital Cordless Transceiver (DCT) business, the timing of providing potential customers with sample platforms of our ML 1905 product, potential opportunities for the Company in the PHS market, the Wireless Audio segments, and our belief that the benefits from the actions we have taken to reach our goal of achieving profitability, are forward-looking statements within the meaning of the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are not guarantees of future results and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected.  Such risks and uncertainties include, but are not limited to, the risks associated with the cyclical nature of the semiconductor industry; changes in the average selling prices of the Company’s products; the level of product orders; the ability of customers to cancel, delay or otherwise change orders without significant penalty; new product announcements or introductions by competitors; the market’s acceptance of the Company’s products; and other factors that may cause the Company’s business or operating results to fluctuate in the future.  Additional risks are detailed in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended January 1, 2006.  Statements included in this release are based on information known to the Company as of the date of this release, and the Company assumes no obligation to update information contained in this release.

          About Micro Linear:

          Micro Linear Corporation is a fabless semiconductor company specializing in wireless integrated circuit solutions, which enable a variety of wireless products serving a global market. These transceivers can be used in many streaming wireless applications such as cordless phones, PHS handsets, wireless speakers and headphones, security cameras, game controllers, cordless headsets and other personal electronic appliances. Headquartered in San Jose, California, Micro Linear’s products are available through its authorized representatives and distributors worldwide. For more information, please visit www.microlinear.com

MICRO LINEAR CORPORATION
CONSOLIDATED BALANCE SHEETS
UNAUDITED
(IN THOUSANDS)

	Mar 31 2006	DEC 31 2005

ASSETS
CURRENT ASSETS
CASH AND SHORT-TERM INVESTMENTS	$11,486	$11,137
ACCOUNTS RECEIVABLE, NET	2,772	2,638
INVENTORIES	1,484	1,927
OTHER CURRENT ASSETS	271	297

TOTAL CURRENT ASSETS	16,013	15,999
PROPERTY & EQUIPMENT, NET	329	410
OTHER ASSETS	17	17

TOTAL ASSETS	$16,359	$16,426

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
ACCOUNTS PAYABLE	$1,843	$1,269
ACCRUED LIABILITIES	1,662	2,280

TOTAL CURRENT LIABILITIES	3,505	3,549
STOCKHOLDERS’ EQUITY
COMMON STOCK	16	16
ADDITIONAL PAID-IN CAPITAL	63,355	63,281
ACCUMULATED OTHER COMPREHENSIVE LOSS	(6)	(4)
ACCUMULATED DEFICIT	(30,278)	(30,183)
TREASURY STOCK	(20,233)	(20,233)

TOTAL STOCKHOLDERS’ EQUITY	12,854	12,877

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$16,359	$16,426

MICRO LINEAR CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
UNAUDITED

	THREE MONTHS ENDED

	Mar 31, 2006	Mar 31, 2005

NET REVENUES	$5,246	$4,247
COST OF REVENUES	2,341	2,044

GROSS MARGIN	2,905	2,203
OPERATING EXPENSES:
RESEARCH AND DEVELOPMENT	1,652	2,197
SELLING, GENERAL AND ADMINISTRATIVE	1,465	1,606

TOTAL OPERATING EXPENSES	3,117	3,803
LOSS FROM OPERATIONS	(212)	(1,600)
INTEREST AND OTHER INCOME	120	93
INTEREST AND OTHER EXPENSE	(1)	(4)

LOSS BEFORE INCOME TAXES	(93)	(1,511)
PROVISION FOR INCOME TAXES	2	1

NET LOSS	(95)	(1,512)

NET LOSS PER SHARE:
BASIC AND DILUTED NET LOSS PER SHARE	$(0.01)	$(0.12)

NUMBER OF SHARES USED IN PER SHARE COMPUTATION	12,990	12,459

SOURCE  Micro Linear Corporation
          -0-                                        04/20/2006
          /NOTE TO EDITORS:  Micro Linear’s On-Line Press Kit is available at: http://www.microlinear.com/prs/kit_fin_06_q1.asp/
          /CONTACT:  Michael Schradle, Chief Financial Officer of Micro Linear Corporation, +1-408-433-5200, or investor, Kellie Nugent, Director of Shelton Group Investor Relations, +1-972-239-5119, ext. 125, or knugent@sheltongroup.com, for Micro Linear Corporation/
          /Web site:  http://www.microlinear.com /